CERTIFICATE OF TRUST

of

GoldenTree Opportunistic Credit Fund

(a Delaware Statutory Trust)

This Certificate of Trust of GoldenTree Opportunistic Credit Fund (the “Fund”), dated as of January 9, 2025, is being duly executed and filed on behalf of the Fund by the undersigned, as the sole Trustee, for the purpose of organizing a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) (the “Act”).

1. NAME. The name of the statutory trust formed by this Certificate of Trust is GoldenTree Opportunistic Credit Fund.

2. REGISTERED OFFICE AND REGISTERED AGENT. The business address of the registered office of the Fund in the State of Delaware is and the name of the Fund’s registered agent at such address is Cogency Global Inc., 850 New Burton Road, Suite 201, County of Kent, City of Dover, Delaware 19904.

3. EFFECTIVE DATE. This Certificate shall be effective upon the date and time of filing.

4. REGISTERED INVESTMENT COMPANY. The Fund will register as an investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of shares of beneficial interest of the Fund.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

Peter Alderman, not in his individual

capacity but as Trustee

By:	/s/ Peter Alderman
Peter Alderman